Exhibit 4.1

IMV INC.

AMENDED STOCK OPTION PLAN

1.	The Plan

An amended stock option plan (the “Plan”), pursuant to which options to purchase common shares (the “Shares”) in the capital of IMV Inc. (the “Corporation”) may be granted to the directors, officers, employees and consultants of the Corporation and its subsidiaries, is hereby established on the terms and conditions set forth herein.

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging the directors, officers, employees, consultants and holding companies of such persons of the Corporation and its subsidiaries to acquire Shares, thereby: (i) increasing the proprietary interests of such persons in the Corporation; (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally; (iii) encouraging such persons to remain associated with the Corporation; (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation; and (v) attracting new directors, officers, employees and consultants.

3.	Interpretation

In this Plan:

(a)	“Affiliate” means, with respect to any person, any other person that controls or is controlled by or is under common control with the referent person;

(b)	“Black-Out Period” means any period during which a policy of the Corporation prevents a Participant from trading in the Shares or in any other securities of the Corporation or exercising or converting any exercisable or convertible securities of the Corporation including the Options;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Cause” includes:

(i)	the continued failure by the Participant to substantially perform his duties in connection with his employment by, or service to, the Corporation or its subsidiaries (other than as a result of a permanent disability) after the Corporation or its subsidiaries, as the case may be, has given the Participant reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Participant in any act which is injurious to the Corporation or its subsidiaries or their reputation, financially or otherwise;

(iii)	the engaging by the Participant in any act resulting or intended to result, directly or indirectly, in personal gain to the Participant at the expense of the Corporation or its subsidiaries;

(iv)	the conviction of the Participant by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude by the Participant in connection with the business of the Corporation or its subsidiaries; or

(v)	any other conduct that would constitute cause at common law.

(e)	“Change of Control” includes:

(i)	any change in the holding, direct or indirect, of the shares of the Corporation as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Nova Scotia), are in a position to exercise effective control of the Corporation;

(ii)	the sale to a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Nova Scotia), of assets which aggregate more than 50% of the assets (measured by fair market value) of the Corporation and its Affiliates;

(iii)	an amalgamation, arrangement or other form of business combination of the Corporation with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the Corporation resulting from the business combination; or

(iv)	any other transaction that is deemed to be a “Change of Control” for the purposes of this Plan by the Board, in its sole discretion.

(f)	“Market Price” means the market price of the Shares at the date of grant of the Options, calculated as the VWAP, provided that if the date of grant of the Options would happen during a Black-Out Period, the Market Price will be such trading price for the five trading days commencing on the third trading day following the end of the Black-Out Period and the last day of that five-day period shall be the date of grant of the Options, or, if the Shares are not listed on a stock exchange, the fair market value of a Share on the day immediately preceding the date of grant of the Options as determined by the Board.

(g)	“Non-Executive Director” means any director of the Corporation who is neither (i) an employee or officer of the Corporation nor (ii) a service provider (including a consultant) of the Corporation (other than in capacity as director of the Corporation).

(h)	“Value of Option” means, on any date, the amount of the expense associated with the grant of an Option, as determined in accordance with generally accepted accounting principles.

(i)	“VWAP” means the volume weighted average trading price of the Shares on the principal stock exchange on which the Shares are trading for the five trading days immediately preceding the day on which the Option is granted or exercised, as the case may be, rounded up to the nearest cent.

4.	Administration

(a)	This Plan shall be administered by the Board.

(b)	Subject to the terms and conditions set forth herein, the Board is authorized to provide for the granting, exercise and method of exercise of Options (as defined in paragraph 4(d) below), all on such terms (which may vary between Options granted from time to time) as it shall determine. In addition, the Board shall have the authority to: (i) construe and interpret this Plan and all option agreements entered into hereunder; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; and (iii) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board shall be binding on all Participants (as defined in paragraph 7(a) below) and on their legal, personal representatives and beneficiaries.

(c)	Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board or to the President or any other officer of the Corporation. Whenever used herein, the term “Board” shall be deemed to include any committee or officer to which the Board has, fully or partially, delegated responsibility and/or authority relating to the Plan or the administration and operation of this Plan pursuant to this Section 4.

(d)	Options to purchase the Shares granted hereunder (“Options”) shall be evidenced by (i) an agreement, signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be substantially in the form of Schedule A attached hereto, or (ii) a written notice or other instrument, signed by the Corporation, setting forth the material attributes of the Options.

5.	Shares Subject to Plan

(a)	Subject to Section 16 below, the securities that may be acquired by Participants upon the exercise of Options shall consist of authorized but unissued Shares. Whenever used herein, the term “Shares” shall be deemed to include any other securities that may be acquired by a Participant upon the exercise of an Option, the terms of which have been modified in accordance with Section 16 below.

(b)	The aggregate number of Shares reserved for issuance under this Plan shall be equal to 4,600,000 Shares, subject to any adjustment as is provided for by Section 16.

(c)	If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full, any unpurchased Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

6.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the Corporation’s obligations under all outstanding Options granted pursuant to this Plan.

7.	Eligibility and Participation

(a)	The Board may, in its discretion, select any of the following persons to participate in this Plan:

(i)	directors of the Corporation or its subsidiaries;

(ii)	officers of the Corporation or its subsidiaries;

(iii)	employees of the Corporation or its subsidiaries;

(iv)	consultants of the Corporation or its subsidiaries; and

(v)	holding companies of the persons listed in paragraphs 7(a)(i) to 7(a)(iv) above,

(any such person having been selected for participation in this Plan by the Board is herein referred to as a “Participant”). The Corporation represents that directors, officers, employees, consultants and holding companies of such persons granted Options under this Plan are bona fide directors, officers, employees and consultants of the Corporation or its subsidiaries or holding companies of such persons.

(b)	The Board may from time to time, in its discretion, grant an Option to any Participant, upon such terms, conditions and limitations as the Board may determine, including the terms, conditions and limitations set forth herein, provided that Options granted to any Participant shall be approved by the shareholders of the Corporation if the rules of any stock exchange on which the Shares are listed require such approval.

8.	Exercise Price

(a)	The Board shall, at the time an Option is granted under this Plan, fix the exercise price at which Shares may be acquired upon the exercise of such Option provided that such exercise price shall not be less than the Market Price.

(b)	If approved by the Board, in lieu of paying the exercise price for the Shares that may be issued pursuant to the exercise of Options, the Participant may elect to acquire the number of Shares determined by subtracting the exercise price from the VWAP, multiplying the difference by the number of Shares in respect of which the Option was otherwise being exercised and then dividing that product by such VWAP. In such event, the number of Shares as so determined (and not the number of Shares to be issued under the Option) will be deemed to be purchased and issued under the Plan and all the Options surrendered will be cancelled.

(c)	The Corporation will withhold taxes to the extent required by applicable laws in respect of the exercise of Options and the issuance of Shares or the payment of any amounts under this Plan and shall have the right to require that a Participant remit to the Corporation an amount in cash sufficient to satisfy any applicable withholding tax requirements.

9.	Number of Optioned Shares

The number of Shares that may be acquired under an Option granted to a Participant shall be determined by the Board as at the time the Option is granted, provided that:

(a)	during any twelve (12) month period, the number of Shares issued to insiders under this Plan or any other security based compensation arrangement (as such term is defined in the Toronto Stock Exchange Company Manual) of the Corporation shall not exceed ten percent (10%) of the issued and outstanding Shares;

(b)	the number of Shares issuable to insiders, at any time, under this Plan or any other security based compensation arrangement (as such term is defined in the Toronto Stock Exchange Company Manual) of the Corporation shall not exceed ten percent (10%) of the issued and outstanding Shares; and

(c)	no Option shall be granted to any Non-Executive Director if such grant would, at the time of the grant, result in: (i) the aggregate number of Shares reserved for issuance to all Non-Executive Directors under the Plan and all other security based compensation arrangements exceeding 1% of the total number of Shares then issued and outstanding; (ii) the aggregate Value of Options granted to the Non-Executive Director during the Corporation’s fiscal year exceeding $100,000; or (iii) the aggregate Value of Options and, in the case of security based compensation arrangements that do not provide for the granting of options (“Full Value Awards”), the grant value of Shares granted to the Non-Executive Director during the Corporation’s fiscal year exceeding $150,000, provided that any Full Value Award elected to be received by a Non-Executive Director, in the Non-Executive Director’s discretion, in place of the same value of foregone cash compensation from the Corporation shall not be counted toward the foregoing $150,000 limit and provided further that this Section 9(c) shall not apply to one-time initial grants to a new director who would be a Non-Executive Director upon joining the Board as compensation for serving on the Board.

10.	Term

(a)	The period during which an Option may be exercised (the “Option Period”) shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time such Option is granted and Sections 12, 13 and 17 below, provided that:

(i)	no Option shall be exercisable for a period exceeding ten (10) years from the date the Option is granted;

(ii)	no Option in respect of which shareholder approval is required under the rules of any stock exchange or exchanges on which the Shares are then listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation; and

(iii)	the Board may, subject to the receipt of any necessary regulatory approvals or shareholder approvals, in its sole discretion, accelerate the time at which any Option may be exercised, in whole or in part.

(b)	If the date on which an Option expires occurs during or within 10 business days after the last day of a Black-Out Period, the expiry date for the Option will be the last day of such 10 business day period.

11.	Method of Exercise of Option

(a)	Except as set forth in Sections 12, 13 and 17 below or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option (or, in the case of an Option issued to a holding company, the holding company’s owner) is, at the time the Option is exercised, a director, officer, employee, consultant of the Corporation or its subsidiaries (as the case may be).

(b)	Options that are otherwise exercisable in accordance with the terms thereof may be exercised in whole or in part from time to time.

(c)	Any Participant (or his legal, personal representative) wishing to exercise an Option shall deliver to the Corporation:

(i)	a written notice expressing the intention of such Participant (or his legal, personal representative) to exercise his Option and specifying the number of Shares in respect of which the Option is exercised; and

(ii)	subject to Section 8(b), a cash payment, certified cheque or bank draft representing the full purchase price of the Shares in respect of which the Option is exercised.

(d)	Upon the exercise of an Option as aforesaid, the Corporation shall use reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares in respect of which the Option has been duly exercised. All Options granted under this Plan and Shares issued upon the exercise thereof shall bear any legend which may be required under applicable securities legislation.

(e)	The issuance of Shares upon the exercise of Options must comply with all applicable securities laws. Without limiting the foregoing, any Shares issued upon exercise of Options granted pursuant to this Plan must be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and all applicable state securities laws or must comply with the requirements of an exemption or exclusion therefrom. If the Shares issued upon exercise of Options are issued in reliance upon an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, such Shares will be “restricted securities” (as such term is defined in Rule 144 under the U.S. Securities Act) and the certificate representing such Shares will bear a legend restricting the transfer of such securities under the U.S. Securities Act and applicable state securities laws. The Board may require that a Participant provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including without limitation, the registration requirements of the U.S. Securities Act and applicable state securities laws or exemptions or exclusions therefrom.

12.	Ceasing to be a Director, Officer, Employee or Consultant

(a)	Subject to Section 17, if any Participant shall cease to hold the position or positions as director, officer, employee or consultant of the Corporation or its subsidiaries (as the case may be) for any reason other than being dismissed from his office or employment for Cause, death or permanent disability, his Option will terminate at 6:00 p.m. (Halifax time) on the earlier of the date of the expiration of the Option Period and 90 days after the date such Participant ceases to hold the position or positions as director, officer, employee or consultant of the Corporation or its subsidiaries (as the case may be). During this period, a Participant may exercise his Option to the extent he was entitled to at the date of such cessation. Options that had not vested on the date of such cessation shall be immediately cancelled.

(b)	If any Participant shall cease to hold the position or positions as director, officer, employee or consultant of the Corporation or its subsidiaries (as the case may be) as a result of being dismissed from his office or employment for Cause or a Participant’s contract as a consultant being terminated before its normal termination date for Cause, including where a Participant resigns his office or employment or terminates his contract as a consultant after being requested to do so by the Corporation or its subsidiaries as an alternative to being dismissed or terminated by the Corporation or its subsidiaries for Cause, his Options shall immediately be cancelled and may not be exercised as of the termination or dismissal date.

(c)	Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall: (i) confer upon such Participant any right to continue as a director, officer, employee or consultant of the Corporation or its subsidiaries (as the case may be); or (ii) be construed as a guarantee that the Participant will continue as a director, officer, employee or consultant of the Corporation or its subsidiaries (as the case may be).

13.	Death or Permanent Disability of a Participant

In the event of the death or permanent disability of a Participant, any Option previously granted to him shall be exercisable until the end of the Option Period or until the expiration of 12 months after the date of death or permanent disability of such Participant, whichever is earlier, and then, in the event of death or permanent disability, only:

(a)	by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or applicable law; and

(b)	to the extent that he was entitled to exercise the Option as at the date of his death or permanent disability. Options that had not vested on the date of his death or permanent disability shall be immediately cancelled.

14.	Rights of Participants

No person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until such Shares have been paid for in full and issued to such person.

15.	Proceeds from Exercise of Options

The proceeds from any sale of Shares issued upon the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

16.	Adjustments

(a)	The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of the outstanding Shares of the Corporation, and in any such event a corresponding adjustment shall be made to the number of Shares deliverable upon the exercise of any Option granted prior to such event without any change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Share that may be acquired upon the exercise of the Option. In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Options outstanding under this Plan and to prevent any dilution or enlargement of the same.

(b)	Adjustments under this Section 16 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares shall be issued upon the exercise of an Option following the making of any such adjustment.

17.	Change of Control

(a)	Notwithstanding any other provision herein, in the event of a proposed Change of Control, the Board may, as deemed necessary or equitable by the Board in its sole discretion and subject to regulatory approvals, as applicable, determine the manner in which all unexercised Options granted under the Plan will be treated including, for example, accelerating the vesting of the Options, accelerating the expiry of the Option Period of the Options and accelerating the time for the fulfillment of any conditions or restrictions on such exercise.

(b)	All determinations of the Board under this Section 17 will be binding for all purposes of the Plan.

18.	Transferability

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of this Plan shall be non-transferable and non-assignable unless specifically provided herein and unless such transfer or assignment complies with all applicable securities laws. During the lifetime of a Participant, any Options granted hereunder may only be exercised by the Participant and in the event of the death or permanent disability of a Participant, by the person or persons to whom the Participant’s rights under the Option pass by the Participant’s will or applicable law.

19.	Amendment and Termination of Plan

(a)	The Board may, at any time, suspend or terminate this Plan. The Board may also, at any time, amend or revise the terms of this Plan subject to the receipt of all necessary regulatory and shareholders approvals, provided that no such amendment or revision shall alter the terms of any Options theretofore granted under this Plan.

(b)	Without limiting the generality of the foregoing, the Board may make the following types of amendments to this Plan without seeking the approval of the shareholders of the Corporation:

(i)	amendments of a “housekeeping” nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	amendments necessary to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange);

(iii)	amendments necessary in order for Options to qualify for favourable treatment under applicable taxation laws;

(iv)	amendments respecting the administration of the Plan;

(v)	any amendment to the vesting provisions of the Plan;

(vi)	in addition to the changes that may be made pursuant to Sections 16 and 17, amend any term of any outstanding Option (including, without limitation, the exercise price, vesting and expiry of the Option), provided that, (A) if the amendments would reduce the exercise price or extend the expiry date of Options, other than as authorized pursuant to Sections 16 and 17, approval of the disinterested shareholders of the Corporation must be obtained; and (B) the Board of Directors would have had the authority to initially grant the Option under the terms as so amended;

(vii)	any amendment to the early termination provisions of the Plan or any Option, whether or not such Option is held by an insider of the Corporation, provided such amendment does not entail an extension beyond the original expiry date;

(viii)	any amendment to the termination provisions of the Plan or any Option, provided any such amendment does not entail an extension of the expiry date of such Option beyond its original expiry date;

(ix)	the addition or modification of a cashless exercise feature, payable in cash or in securities, which provides for a full or partial deduction of the number of Shares reserved for issuance under this Plan;

(x)	amendments necessary to suspend or terminate the Plan; and

(xi)	any other amendment, whether fundamental or otherwise, not requiring shareholders’ approval under applicable laws.

(c)	Notwithstanding the provisions of Section 19(b), the Board may not, without the approval of the shareholders of the Corporation, make amendments to the Plan for any of the following purposes:

(i)	to increase the maximum number of Shares that may be issued pursuant to Options granted under the Plan as set out in Section 5(b);

(ii)	to reduce the exercise price of Options;

(iii)	to extend the expiry date of Options;

(iv)	to broaden the definition of “Participant” in Section 7;

(v)	to increase the maximum number of Shares issuable pursuant to Section 9(a) and 9(b);

(vi)	to permit transfers or assignment to any person not currently permitted under the Plan;

(vii)	to increase the Value of Options granted or to remove or increase the percentage limit relating to Shares issuable, in each case, to Non-Executive Directors pursuant to Section 9(c); and

(viii)	to amend the provisions of this Section 19(c).

(d)	In the event of any conflict between Sections 19(b) and 19(c), the latter shall prevail.

20.	Necessary Approvals

The obligation of the Corporation to issue and deliver Shares in accordance with this Plan and Options granted hereunder is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If Shares cannot be issued to a Participant upon the exercise of an Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable.

21.	Stock Exchange Rules

This Plan and any option agreements entered into hereunder shall comply with the requirements from time to time of the stock exchange or exchanges on which the Shares are listed.

22.	United States Tax Law Matters

The provisions specified under this Section 22 apply only to persons who are otherwise eligible to receive an Option under the Plan and are subject to United States federal income tax (any such person, a “U.S. Taxpayer”) pursuant to the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”). This Section 22 does not and will not add to or modify the Plan in respect of any other category of Participant who is not a U.S. Taxpayer.

(a)	No Option granted under the Plan shall be intended to meet the requirements of Section 422 of the U.S. Tax Code.

(b)	Options shall be issued to U.S. Taxpayers only to the extent the Shares constitute “service recipient stock” within the meaning of Section 409A of the U.S. Tax Code. No Option shall be granted to a U.S. Taxpayer unless the exercise price of such Option shall be not less than 100% of the fair market value of a Share on the date of grant of such Option (determined by the Board in a manner that satisfies the requirements of Section 409A of the U.S. Tax Code). It is the intention of the Corporation that no Option shall be “deferred compensation” subject to Section 409A of the U.S. Tax Code, unless and to the extent that the Board specifically determines otherwise, and the Plan and the terms and conditions of Options granted to U.S. Taxpayers shall be interpreted and administered accordingly.

23.	Right to Issue Other Shares

The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

24.	Notice

Any notice required to be given under this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile transmission addressed, if to the Corporation, at its principal address as shown on its SEDAR profile; or if to a Participant, to such Participant at his address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing then to the last known address of such Participant; or if to any other person, to the last known address of such person.

25.	Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

26.	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Nova Scotia.

EFFECTIVE this 25th day of September, 2009, as amended on April 12, 2010, on September 15, 2011, on November 15, 2012, on April 30, 2013, on October 10, 2014, on March 20, 2015, on March 7, 2017, on May 30, 2018 and on May 9, 2019.

SCHEDULE A

FORM OF OPTION AGREEMENT

OPTION AGREEMENT

This Option Agreement is entered into between IMV Inc. (the “Corporation”) and the Participant named below pursuant to a grant of options to the Participant under the Corporation’s Amended Stock Option Plan (the “Plan”), a copy of which is incorporated by reference herein, and confirms that:

1.	on ● (the “Grant Date”);

2.	● (the “Participant”);

3.	was granted options (the “Options”) to purchase ● common shares of the Corporation;

4.	at the price of $● per share (the “Exercise Price”);

5.	which shall be exercisable in the following manner:

(a)	one● (1/●) immediately on the Grant Date;

(b)	one ● (1/●) on the date that is ● months after the Grant Date; and

(c)	one ● (1/●) on the date that is ● months after the Grant Date; and

6.	shall expire on ● (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan.

By receiving and accepting the Options, the Participant:

1.	confirms that he or she has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement; and

2.	consents to the collection, use and disclosure of personal information of the Participant by the Toronto Stock Exchange and all other regulatory authorities in accordance with their requirements, from time to time.

Effective as of the ● day of ●, 20●.

IMV INC.

By:
	Name:	[Optionee]
Title:

NOTICE TO EXERCISE OPTIONS

TO:	IMV INC.
130 Eileen Stubbs Avenue, Suite 19
Dartmouth, Nova Scotia, Canada
B3B 2C4
Attention: Corporate Secretary

Re:	Exercise of Options

Reference is made to the Option Agreement dated as of ______________________, between IMV Inc. (the “Corporation”) and the Participant named below. The Participant hereby exercises Options to purchase common shares of the Corporation as follows:

Number of common shares for which the Options are being exercised:

Exercise Price per common share:	$

Total Exercise Price (in the form of a cash payment, certified cheque or bank draft tendered with this Notice to Exercise):	$

Name of Participant (as it is to appear on share certificate)
Address of Participant as it is to appear on the register of common shares of the Corporation (and to which a certificate representing the common shares being purchased is to be delivered):

Dated
Name of Participant (Please print)

Signature of Participant